UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2007

CHECKPOINT SYSTEMS, INC.

(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)

101 Wolf Drive, PO Box 188, Thorofare, New Jersey	08086
(Address of principal executive offices)	(Zip Code)

856-848-1800

(Registrant's telephone number, including area code)

N/A

 (Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 26, 2007, Checkpoint Systems, Inc. (the “Company”) issued a press release announcing certain matters relating to its expected 2006 fourth quarter and fiscal year end results. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 23, 2007, the Audit Committee of the Board of Directors of Checkpoint Systems, Inc. (the “Company”) concluded that the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005 and Quarterly Reports on Form 10-Q for the three months ended March 26, June 25 and September 24, 2006 should no longer be relied upon due to the combined effect of financial statement errors attributable to (i) the overstatement of revenue due to the improper activities of certain employees of the Company’s Japanese sales subsidiary; (ii) errors in the timing of recognition of revenue for certain transactions in the Company’s CheckNet® business; and (iii) income tax adjustments recorded in the fourth quarter of 2005 relating to prior years.

The adjustments relating to CheckNet® and income taxes, which are unrelated to the activities of the Japanese sales subsidiary, relate to inadvertent errors recorded in the incorrect period. The CheckNet® errors were identified during the process of preparing the 2006 financial statements, and the income tax errors were previously disclosed in the Company’s 2005 financial statements as reduction of tax expense that should have been recorded in periods prior to 2005.

During the fourth quarter of 2006, the Audit Committee initiated an independent investigation with respect to the Company’s Japanese sales subsidiary. As part of this investigation, the Audit Committee retained independent legal counsel, which in turn retained independent forensic accountants, to review certain transactions entered into by or on behalf of the Japanese sales subsidiary. The Audit Committee has concluded, based on its investigation, that improper revenue recognition activities by certain employees of the subsidiary affected the financial reporting of the subsidiary and that the improper activities were contained within the Japanese sales subsidiary. The activities of the Japanese sales subsidiary caused the Company to over-report revenue by approximately $2.5 million to $3.5 million in the first nine months of 2006 and approximately $1.5 million to $2.5 million in fiscal 2005. The Audit Committee determined that the only personnel involved in the improper activities were certain employees of the Japanese sales subsidiary, who acted to conceal their improper activities from the Company’s management.

Management is assessing the effect of the restatement on the Company’s internal control over financial reporting. Management will not reach a final conclusion on the restatement’s effect on internal control over financial reporting and disclosure controls and procedures until completion of the restatement process.

The Company intends to file as soon as practicable restated financial statements for fiscal 2005 and 2004 in its Annual Report on Form 10-K for the year ended December 31, 2006. The Company will also include restated selected financial data for fiscal 2005 and 2004 as well as fiscal 2003 and 2002 in the 2006 Form 10-K. In addition, the Company intends to include in the 2006 Form 10-K restated quarterly financial data for each of the quarters for fiscal 2005 and for the first three quarters of fiscal 2006. Based on the information regarding prior years that the Company intends to include in its 2006 Form 10-K, the Company does not intend to file amendments to its 2005 Form 10-K or to any of its previously filed Form 10-Qs.

The Audit Committee of the Company has discussed the matters disclosed in this Form 8-K pursuant to this Item 4.02(a) with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

The Company has informed the Securities and Exchange Commission of the results of the Audit Committee’s investigation.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	The following exhibits are furnished (not filed) herewith:

Exhibit 99.1 Press Release dated February 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHECKPOINT SYSTEMS, INC.

Date: February 26, 2007	By:	/s/ W. Craig Burns

Title: Executive Vice President, Chief Financial Officer and Treasurer

Checkpoint Systems, Inc.

Index of Exhibits

Exhibit Number	Description

99.1	Press Release dated February 26, 2007 (furnished to, not filed with, the Securities and Exchange Commission)